                                                                   EXHIBIT 10.16

STATE OF NORTH CAROLINA                                           EXECUTIVE
                                                             SEVERANCE AGREEMENT
COUNTY OF MECKLENBURG


         THIS AGREEMENT, entered into this 7th day of November, 1997, by and between Lance, Inc., a North Carolina corporation, hereinafter referred to as the "Company", and Earl D. Leake, hereinafter referred to as "Executive";

                              STATEMENT OF PURPOSE

         On February 21, 1995, the Company and Executive entered into an Executive Employment Agreement (the "Employment Agreement") pursuant to which the Company continued Executive's employment as Treasurer and Assistant Secretary of the Company and provided Executive with certain benefits under the Lance, Inc. Key Executive Employee Benefit Plan. Executive currently holds the title of Vice President of Human Resources and holds various other positions with the Company and its Affiliates.

         The Board of Directors of the Company has recently authorized a program (the "New Severance Program") designed to provide certain executives of the Company with severance benefits upon the termination of their employment with the Company and its Affiliates under certain circumstances following a Change in Control of the Company. Certain of the benefits provided Executive under the Employment Agreement would be duplicative of the benefits offered under the New Severance Program. Moreover, the benefits which would be provided Executive under the Employment Agreement in the event of Executive's involuntary termination of employment without Cause prior to a Change in Control are not clear.

         Therefore, the Company and Executive have decided that it is desirable and in their respective best interests that the Employment Agreement be terminated and in lieu thereof that Executive and the Company enter into (i) a Compensation and Benefits Assurance Agreement pursuant to the New Severance Program and (ii) this Agreement which provides Executive certain benefits in the event of Executive's termination of employment under certain circumstances prior to a Change in Control and in the event of Executive's Retirement.

         NOW, THEREFORE, in consideration of the Statement of Purpose and the terms and provisions of this Agreement, the parties hereto mutually agree as follows:

         1. DEFINITIONS. Capitalized terms used in this Agreement that (i) are not expressly defined herein and (ii) are defined in the Compensation and Benefits Assurance Agreement shall have the respective meanings given to those terms in the Compensation and Benefits Assurance Agreement. In addition, as used herein, the following terms shall have the following meanings:

                  (a)      "Cause" means:

                           (i) Executive's failure to devote his best efforts and substantially full time during normal business hours to the discharge of the duties and responsibilities of Executive's position reasonably assigned to him, other than during reasonable periods of vacation and other reasonable leaves of absence commensurate with Executive's position and length of service; or

                           (ii) A material and willful breach of Executive's fiduciary duties to the Company and its stockholders; or

                           (iii)    In connection with the discharge of
                                    Executive's duties with the Company, one or more material acts of fraud or dishonesty or gross abuse of authority; or

                           (iv) Executive's commission of any willful act involving moral turpitude which materially and adversely affects (A) the name and good will of the Company or (B) the Company's relationship with its employees, customers or suppliers; or

                           (v) Executive's habitual and intemperate use of alcohol or drugs to the extent that the same materially interferes with Executive's ability to competently, diligently and substantially perform the duties of his employment.

                  (b) "Compensation and Benefits Assurance Agreement" means that certain Compensation and Benefits Assurance Agreement between Executive and the Company entered into on the date hereof.

                  (c) "Current Annual Salary" means the amount of Base Salary actually paid to Executive during the 52-week year immediately prior to his Termination of Employment.

                  (d) "Disability" means the inability, by reason of physical or mental infirmity or both, of an apparently permanent nature of Executive to perform satisfactorily the duties then assigned to him or the duties of any other executive position to which the Board is willing to assign him; Disability must be determined by the Board and shall be based upon certification of such Disability by an independent qualified physician or other credible medical evidence, if available.

                  (e) "Payment Period" means the time beginning with the Period following the Period in which Executive's Retirement occurs and ending upon the earlier of (i) the end of the Period during which occurs the fifteenth anniversary of the date of Executive's Retirement or (ii) the last day of the Company's fiscal year during which occurs the seventy-fifth anniversary of Executive's birth.

                  (f) "Period" means the Company's accounting period as hereinafter described. In accordance with the provisions of ss.441(f) of the Internal Revenue Code of 1986, as amended, the Company uses a fiscal year varying from 52 to 53 weeks ending on the last Saturday in December in each year, which fiscal year consists of 13 accounting periods of 4 weeks each, except that in a year consisting of 53 weeks, the last accounting period consists of 5 weeks. In the event that the Company changes its fiscal year for income tax purposes, the Company shall have the right to alter and adjust payment dates under Paragraph 3 of this Agreement to coincide with its then existing accounting period, provided, however, that under no circumstances shall the Company have the right to adjust such payment dates hereunder to dates more than 31 days apart.

                  (g) "Retire" and "Retirement" mean any Termination of Employment (including on account of death or Disability) on or after the Retirement Date.

                  (h)      "Retirement Date" means the earlier of:

                           (i) the last day of the Company's fiscal year during which Executive attains the age of sixty (60) years (i.e., December 31, 2011);

                           (ii) the date of Executive's death while employed by the Company; or

                           (iii) the date of Executive's Termination of Employment by reason of Executive's Disability.

                  (i) "Severance Multiple" means the lesser of (i) two and one half (2 1/2) or (ii) the quotient obtained by dividing (A) the number of full months between Executive's Termination of Employment and the last day of the Company's fiscal year during which Executive will attain the age of sixty (60) years (i.e., December 31, 2011) by (B) 12.

                  (j) "Stock Options" means Executive's options to purchase shares of the Company's common stock pursuant to options granted to Executive by the Company prior to Executive's Termination of Employment, which options are otherwise vested in Executive on the date of his Termination of Employment and remain unexercised upon the expiration of such options in accordance with their terms upon or subsequent to Executive's Termination of Employment.

                  (k) "Termination Date" means the date of Executive's Termination of Employment.

                  (l) "Value" with reference to Executive's Stock Options means the estimated present value of the Stock Options determined on the basis of a "Black-Scholes" valuation calculation using the price of the shares of the Company's common stock and comparable U.S. Treasury Strip Rates with a term equivalent to the remaining term of the respective Stock Options as reported in the Wall Street Journal for the date of Executive's Termination of Employment, using the dividends paid during the twelve month period immediately prior to the date of Executive's Termination of Employment and using a stock price volatility factor as reflected in the Company's most recent proxy statement.

         2. TERMINATION OF EMPLOYMENT AGREEMENT. The Employment Agreement is hereby terminated and neither the Company nor Executive have any further obligations thereunder.

         3. RETIREMENT.

                  (a) RETIREMENT BENEFITS PAYMENT. Subject to Paragraph 3(d), following Executive's Retirement the Company agrees to pay Executive in each Period during the Payment Period retirement benefits in an amount to be determined as hereinafter provided in this Paragraph 3(a). The amount payable to Executive in each Period during the Payment Period under this Paragraph 3(a) shall be determined as follows:

                           (i)      determine the product obtained by
                                    multiplying Executive's Current Annual
                                    Salary by five (5), and

                           (ii) divide said product so obtained by the number of full Periods during the Payment Period.

                  Said retirement benefit payments shall be made at the end of each Period. In the event that Executive dies after Retirement and prior to the end of the Payment Period, retirement benefit payments under this Paragraph 3(a) shall terminate with the payment for the Period in which death occurs. Payments under this Paragraph 3(a) are on account of Executive's retirement.

                  (b) DEATH BENEFIT PAYMENTS. In the event of Executive's Retirement by reason of his death or in the event of Executive's death after his Retirement but prior to the end of the Payment Period, subject to Paragraph 3(d), the Company agrees to pay to the beneficiary designated by Executive [or to Executive's estate in the event (i) he has not designated a beneficiary, or (ii) the beneficiary designated by Executive fails to survive him] in each Period during the remainder of the Payment Period, a death benefit in an amount equal to seventy-five percent (75%) of the retirement benefit amount otherwise payable in each Period to Executive under Paragraph 3(a) above. Said 75% of the amount otherwise payable in each period under Paragraph 3(a) is the total amount payable by the Company under this Agreement to such beneficiary. If Executive's Retirement is by reason of his death, then the "retirement benefit amount otherwise payable in each period to Executive under Paragraph 3(a) above" shall be the retirement benefit amount which Executive would have received if he had otherwise Retired and commenced receiving retirement benefits on his date of death. The payments under this Paragraph 3(b) shall begin with the Period following the Period in which death occurs and shall end with the expiration of the Payment Period. Said death benefit payments shall be made at the end of each Period.

                  (c) DESIGNATION OF BENEFICIARY. Executive may designate a beneficiary to receive payments payable hereunder after his death by filing with the Company a beneficiary designation on a form approved by the Company, bearing the name, address and relationship of the beneficiary, which beneficiary designation form shall be acknowledged by Executive before a Notary Public or other officer authorized to administer oaths, and shall be in such other form and shall contain such other information as shall be satisfactory to the Company. The beneficiary may be changed by Executive at any time by filing a new beneficiary designation form with the Company, said new beneficiary designation form to comply with the provisions of this Paragraph 3(c). If Executive shall not be survived by the beneficiary designated in accordance with the provisions herein set forth, then upon Executive's death, any and all payments provided for herein shall be made to Executive's estate. If Executive shall be survived by the beneficiary designated as provided herein, and such beneficiary shall die prior to receiving all amounts payable hereunder to such deceased beneficiary if such beneficiary had lived, then all remaining amounts that would have been paid to such deceased beneficiary if living shall be paid to the estate of such deceased beneficiary.

                  (d) LUMP SUM PAYMENTS. Notwithstanding the foregoing, in lieu of the periodic payments provided for in Paragraphs 3(a) and 3(b) above, Executive or his beneficiary or estate, as the case may be, may elect prior to the time such payments are to commence to have the present value of such payments made in a single cash payment within thirty (30) days of the date such payments would otherwise commence, said present value to be determined using the interest rate equal to the yield on the 10-year United States Treasury Bond on the date payments would otherwise commence and, in the case of payments under Paragraph 3(a), without any discount for mortality. In any case where payments hereunder are to be made to an estate (either the estate of Executive or the estate of a deceased beneficiary), the Company may elect in lieu of making the periodic payments provided in Paragraph 3(b) to have the present value of such payments made in a single cash payment within thirty (30) days of the date such payments would otherwise commence, said present value to be determined in the same manner as provided above.

         4. TERMINATION OF EMPLOYMENT AFTER A CHANGE IN CONTROL AND PRIOR TO RETIREMENT.

                  (a) COMPENSATION AND BENEFITS ASSURANCE AGREEMENT. Contemporaneously herewith, the Company and Executive have entered into the Compensation and Benefits Assurance Agreement. In no event shall any payments or benefits be made to or provided Executive under the terms of this Agreement upon Executive's Termination of Employment after a Change in Control and prior to Executive's Retirement Date except for the benefit expressly provided for in Paragraph 4(b).

                  (b) PRE-RETIREMENT PAYMENT. In the event of Executive's Termination of Employment, whether voluntary or involuntary, with or without Cause, after a Change in Control but prior to Executive's Retirement Date, the Company agrees to pay Executive a single lump sum cash payment within thirty (30) days after the Termination Date in an amount equal to the "current value" [computed as hereinafter provided in this Paragraph 4(b)] of the per period amount of the retirement benefits to which Executive would have been entitled to under Paragraph 3 of this Agreement determined as if Executive's Retirement had occurred on the Termination Date. The "current value" of such per period amount of such retirement benefits shall be the present value on the Termination Date of such retirement benefits based on the following assumptions:

                           (i) Payment of such per period amount of such retirement benefits would commence with the Period following the last day of the Company's fiscal year during which the Executive would attain the age of sixty (60) years (i.e., December 31, 2011) and the Payment Period would continue through the end of the Period during which occurs December 31, 2026;

                           (ii) Such present value shall be determined by using the interest rate equal to the yield on the 10-year United States Treasury Bond on the Termination Date; and

                           (iii) Such present value shall be determined without any discount for mortality.

         5. INVOLUNTARY TERMINATION OF EMPLOYMENT PRIOR TO A CHANGE IN CONTROL OR EXECUTIVE'S RETIREMENT DATE. In the event of Executive's involuntary Termination of Employment without Cause prior to the earlier of a Change in Control or Executive's Retirement Date, the Company agrees to pay to or provide Executive with the following:

                  (a) A single cash payment in an amount equal to the Severance Multiple multiplied by the sum of (i) the highest Base Salary paid to Executive during his employment by the Company plus (ii) the Executive's then-current target bonus opportunity (stated in terms of a percentage of Base Salary) established under the Company's Annual Corporate Performance Incentive Plan for Officers (or any successor plan thereto), if any, in effect on the Termination Date, which payment shall be made within thirty (30) days after the Termination Date.

                  (b) Payment of retirement benefits and death benefits, computed in accordance with Paragraph 3 of this Agreement as if Executive's Retirement had occurred on the Termination Date, which such payments shall be made in accordance with the provisions of Paragraph 3 as if Executive's Retirement had occurred on the Termination Date.

                  (c) A single cash payment in an amount equal to Executive's unpaid Base Salary, accrued vacation pay, unreimbursed business expenses, and all other items earned by and owed to Executive through the Termination Date.

                  (d) A single cash payment in an amount equal to the greater of (i) the Executive's then-current target bonus opportunity (stated in terms of a percentage of Base Salary) established under the Company's Annual Corporate Performance Incentive Plan for Officers (or any successor plan thereto), if any, for the incentive plan year in which the Termination Date occurs, adjusted on a pro-rata basis based on the number of days Executive was actually employed during such incentive plan year or (ii) the actual bonus earned through the Termination Date under the Company's Annual Corporate Performance Incentive Plan for Officers (or any successor plan thereto), if any, based on the then-current level of goal achievement; which payment shall be made at the same time as the payments are made to the Company's other employees under the Company's Annual Corporate Performance Incentive Plan for Officers (or any successor plan thereto), if any, for the incentive plan year during which the Termination Date occurs.

                  (e) Conveyance of possession and title to the Company-owned automobile, if any, used by Executive in connection with his employment immediately prior to the Termination Date within thirty (30) days after such Termination Date.

                  (f) A single cash payment of the Value of the Stock Options, which payment shall be paid within ten (10) days following the expiration of such Stock Options.

                  (g) Medical Insurance coverage for Executive until Executive reaches the age of sixty (60) (July 24, 2011) or his earlier death under such terms and conditions as are most closely comparable to the "Plan B" or HMO coverage option provided Executive under the Company's Group Medical Benefits Plan on the Termination Date and as shall be thereafter customarily provided by the Company to the Company's executives from time to time during such period. During this period, Executive shall be entitled to obtain at Executive's expense such optional coverages, such as dental coverage and family/dependent medical coverage, under the Company's Group Medical Benefits Plan as are available for the Company's employees generally. After age sixty (60) Executive may elect to obtain at Executive's expense coverage as a "retiree" under such Group Medical Benefits Plan, if any, as may be then available to the Company's retired executives.

                  (h) Life Insurance, accidental death and dismemberment insurance and disability insurance for Executive until Executive reaches age sixty (60) (July 24, 2011) or his earlier death under such terms and conditions that are reasonably comparable to the coverages provided Executive under the Company's plans for such insurance on the Termination Date and as shall be thereafter customarily provided by the Company to Company's executives from time to time during such period.

                  (i) Indemnification of Executive from any claims asserted against Executive arising out of the prior performance of Executive's duties with the Company or its Affiliates to the same extent as the Company indemnifies retired officers or directors of the Company.

                  (j) Payment of Executive's vested interest under the Company sponsored qualified profit sharing and 401(k) Plans when and as provided in, and otherwise subject to, the terms, provisions and conditions of said Plans, and nothing in this Agreement shall modify or override the terms, provisions and conditions of such Plans.

                  (k) At no expense to Executive, standard outplacement services for Executive from a nationally recognized outplacement firm of Executive's selection, for a period of up to two (2) years from the Termination Date. However, such services shall be at the Company's expense to a maximum amount not to exceed twenty percent (20%) of the Executive's Base Salary as of the Termination Date.

         6. OTHER TERMINATION OF EMPLOYMENT. Except as otherwise expressly provided to the contrary in the Compensation and Benefits Assurance Agreement and in Paragraph 4 of this Agreement, Executive shall not be entitled to any payments or benefits upon his Termination of Employment in the following events:

                  (a) Executive's voluntary Termination of Employment prior to his Retirement Date, or

                  (b) Executive's involuntary Termination of Employment for Cause prior to his Retirement Date, or

                  (c) Executive's Termination of Employment, whether voluntary or involuntary, with or without Cause, prior to his Retirement Date and following a Change in Control.

         7. MITIGATION. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned by Executive as a result of employment by another employer.

         8. ADEA WAIVER. Executive understands that the severance benefits provided in Paragraph 5 will decline as Executive approaches the age of sixty
(60) years and will be eliminated at the end of the Company's fiscal year during which Executive attains the age of sixty (60) years. Moreover, the Compensation and Benefits Assurance Agreement may be terminated by the Company at the end of the Company's fiscal year during which Executive attains the age of sixty (60) years. If such reduction and/or elimination of benefits is construed to violate the Age Discrimination in Employment Act of 1967, as amended, Executive does hereby release and waive any claim he may have by reason of such violation. Executive acknowledges that this Agreement and the Compensation and Benefits Agreement provide new consideration which he was not previously entitled to receive, that he has consulted an attorney before executing the agreements, and that he has been given up to twenty-one (21) days within which to consider the agreements. This Agreement will not become effective or enforceable until seven
(7) days following Executive's execution of this Agreement, and Executive may revoke this Agreement at any time during such seven-day period by delivering (or causing to be delivered) to the principal office of the Company a notice of his revocation of this Agreement. The execution of the Compensation and Benefits Assurance Agreement is in part consideration for and an integral part of this Agreement, and therefore, any such revocation of this Agreement will also constitute a revocation and cancellation of the Compensation and Benefits Assurance Agreement.

         9. LEGAL FEES AND EXPENSES. The Company shall pay all legal fees, costs of litigation, prejudgment interest, and other expenses ("Legal Expenses") which are incurred in good faith by Executive as a result of the Company's refusal to provide the benefits to which Executive becomes entitled under this Agreement, or as a result of the Company's (or any third party's) contesting the validity, enforceability, or interpretation of this Agreement, or as a result of any conflict between the parties pertaining to this Agreement; provided, however, in no event shall the Company be required to pay any such expenses if it is finally determined that Executive's Termination of Employment was for Cause.

         10. APPLICABLE LAW. This Agreement is made and executed with the intention that the construction, interpretation and validity hereof shall be determined in accordance with and governed by the laws of the State of North Carolina.

         11. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns. This Agreement shall be binding upon and inure to the benefit of Executive, his heirs, executors and administrators.

         12. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes and cancels all prior or contemporaneous oral or written agreements and understandings between them with respect to the subject matter hereof.

         IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by its duly authorized officers and its corporate seal to be hereunto affixed, and Executive has hereunto set his hand and seal, all as of the day and year first above written.


                                            Lance, Inc.
[CORPORATE SEAL]

ATTEST:                                     By: /s/ P. A. Stroup, III
                                                --------------------------------
                                                President
/s/ Robert S. Carles
--------------------
Secretary

                                            /s/ Earl D. Leake             [SEAL]
                                            ------------------------------
                                            Earl D. Leake

STATE OF NORTH CAROLINA

COUNTY OF MECKLENBURG

         I, Carolyn H. Martin, a Notary Public for said County and State, do hereby certify that Earl D. Leake personally appeared before me this day and acknowledged the due execution of the foregoing instrument.

         WITNESS my hand and notarial seal, this 7th day of November, 1997.


                                                  /s/ Carolyn H. Martin
                                                  ------------------------------
                                                       Notary Public


[NOTARIAL SEAL]

My Commission Expires:

    December 22, 2001
------------------------

STATE OF NORTH CAROLINA

COUNTY OF MECKLENBURG

         This 7th day of November, 1997, personally came before me Paul A. Stroup, III, who, being by me duly sworn, says that he is President of Lance, Inc., that the seal affixed to the foregoing instrument in writing is the corporate seal of said Corporation, and that said writing was signed and sealed by him, in behalf of said Corporation, by its authority duly given. And the said Paul A. Stroup, III acknowledged the said writing to be the act and deed of said Corporation.

                                                  /s/ Myrna Chromzck
                                                  ------------------------------
                                                       Notary Public



[NOTARIAL SEAL]

My Commission Expires:

   March 19, 1999
-------------------